Exhibit 99.1

Prospect Global Resources’ Cost Feasibility Study Confirms Potash Project’s Strong Economics

On track to meet 2012 goals; timing in line for bankable feasibility study in 2013

DENVER, CO, Oct. 18, 2012 — Prospect Global Resources Inc. (NASDAQ: PGRX) announced that a new interim engineering report shows the Company to be on track to meet key targets within previous expectations as to capital and operating expenses, infrastructure, permitting, and site plan for its American West Potash project in Holbrook, AZ.

According to the report, a cost feasibility study by the international engineering firm of Tetra Tech Inc., key capital expense elements are in line with 2012 expectations, and operating expenses are comfortably within confidence levels set by the December 2011 preliminary economic assessment.  The changes to capital expense and operating expense include more focus on potash recovery, reliability and optimization.  Prospect Global believes that the bankable feasibility study in 2013 will increase resources and optimize the mine plan.

The interim report is another milestone on Prospect Global’s path to demonstrate that the Holbrook Basin project, a promising potash field in the Holbrook Basin of eastern Arizona, will be globally competitive. Another important step, the bankable feasibility study, is scheduled for the first half of 2013, in line with Company expectations.

Patrick Avery, CEO of Prospect Global, commented: “This full interim report, focusing on capital and operating expenses, is a welcome confirmation of our progress. We are meeting key technical and operational milestones to build a world class project. We also have made great advances in our site plan, permitting, and infrastructure.”

So far, the Company has hit the following operational targets:

•                  Process design parameters and process flow diagrams have been set.

•                  Equipment lists have been prepared and are in final vendor selection.

•                  Detailed engineering has begun and drawings prepared.

•                  Conducted detailed mine planning with Vulcan software on the KR-2 bed.

•                  Completed 2012 drilling program on time and on budget.

This Press Release may include forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projections or estimates contained herein. Factors that could cause actual results to differ materially from projections or estimates include, among others, potash prices, economic and market conditions, as well as the additional risks described in our filings with the SEC, including our Annual Report on Form 10-K for the year ended March 31, 2012 and our Prospectus dated June 29, 2012. Most of these factors are beyond our ability to predict or control. The forward looking statements are made as of today’s date and, except as required under applicable securities legislation, we do not assume any obligation to update any forward-looking statements. You are cautioned not to put undue reliance on forward-looking statements.

About Prospect Global Resources Inc.:

Prospect Global Resources Inc. is a Denver based company engaged in the exploration and development of a large, high-quality potash deposit located in the Holbrook Basin of eastern Arizona.

Source:	Prospect Global Resources Inc.

Contact:	Thomas Mulligan
Sitrick And Company, New York
(212) 573-6100
thomas_mulligan@sitrick.com